THE GOODYEAR TIRE & RUBBER COMPANY

GRANT AGREEMENT

EXECUTIVE PERFORMANCE PLAN UNIT GRANT

Name
Title

The Executive Performance Plan of The Goodyear Tire & Rubber Company (the “Company”) was adopted effective January 1, 2004 by the Board of Directors at their meeting on December 2, 2003 (the “Plan”). A copy of the Plan is attached. At the            meeting of the Compensation Committee of the Board of Directors (the “Committee”), you were awarded an Executive Performance Plan Unit Grant (the “Units”) as follows:

Date of Grant:

Number of Units Granted:

Performance Period:	1-1-[ ] to 12-31-[ ]

Unit Value	$0 to $200

The value of the Executive Performance Plan Units specified above (the “Unit Value”) which you will earn at the end of the three-year Performance Period specified above (the “Performance Period”) will be determined and contingent upon the extent to which Performance Goals are achieved. The Unit Value may be adjusted from $0 up to $200, depending on the level of achievement of Performance Goals. Payment of the Units will be made as provided under the General Terms and Conditions. The Performance Measures, Performance Goals and Unit Value schedule for the Performance Period for your Executive Performance Plan Unit Grant are described in Annex A.

The Goodyear Tire & Rubber Company

Grant Agreement received and agreed to:

Name	Date

GRANT AGREEMENT
(Continued)

General Terms and Conditions

1. The Executive Performance Plan Unit Grant for the number of Units specified above is granted to you under, and governed by the terms and conditions of, the Plan and this Grant Agreement. Your execution and return of the enclosed copy of this Grant Agreement constitutes your agreement to, and acceptance of, all terms and conditions of the Plan and this Grant Agreement. You also agree that you have read and understand the provisions of the Plan, this Grant Agreement and Annex A.

2. All rights conferred upon you under the provisions of this Grant Agreement are personal to you and no assignee, transferee or other successor in interest shall acquire any rights or interests whatsoever under this Grant Agreement, which is made exclusively for the benefit of you and the Company except by will or the laws of descent and distribution.

3. The number of Units Granted will be multiplied by the Unit Value to determine the dollar amount of the Performance Award (the “Performance Award”) to be paid after the end of the Performance Period at such time or times as the Compensation Committee, in its sole discretion, shall determine. All awards will be paid in cash.

4. As further consideration for the Units granted to you hereunder, you must remain in the continuous employ of the Company or one or more of its subsidiaries until December 31, 20[ ], the end of the Performance Period. The number of units granted will be prorated in the event of your death or Retirement (defined as termination of employment at any age after 30 or more years of service with the Company and its subsidiaries, or at age 55 or older with at least 10 years of continuous service with the Company and its subsidiaries) prior to completion of the Performance Period. Pro-rata units are calculated by dividing the number of months worked by the number of months in the Performance Period (36) and multiplying the result by the number of Units Granted. For purposes of the pro-rata unit calculation, if any portion of a month is worked, credit will be provided for the full month. The Performance Award will be determined by multiplying the prorated number of Units Granted by the Unit Value for the Performance Period and paid after the end of the Performance Period at such time or times as the Compensation Committee, in its sole discretion, shall determine. The Performance Award will be paid in cash. Nothing contained herein shall restrict the right of the Company or any of its subsidiaries to terminate your employment at any time, with or without cause.

GRANT AGREEMENT
(Continued)

5. In the event your employment status changes during the Performance Period due to layoff, leave of absence or disability, the number of units granted will be prorated. Pro-rata units are calculated by dividing the number of months worked by the number of months in the Performance Period (36) and multiplying the result by the number of Units Granted. For purposes of the pro-rata unit calculation, if any portion of a month is worked, credit will be provided for the full month. The Performance Award will be determined by multiplying the prorated number of Units Granted by the Unit Value for the Performance Period and paid after the end of the Performance Period at such time or times as the Compensation Committee, in its sole discretion, shall determine. The Performance Award will be paid in cash.

6. You will be required to satisfy all federal, state and local tax and payroll withholding obligations arising in respect of any distribution of cash to you. Such withholding obligations will be deducted from your distribution.

7. Upon proper election, you may elect to defer receipt of your Performance Award in which case such amount will be credited to an account under The Goodyear Tire & Rubber Company Deferred Compensation Plan for Executives.

8. The Committee may, at its sole election, at any time and from time to time require that the payment of the entire or any portion of the Performance Award be deferred until such later date as it shall deem appropriate. Any required deferral amount will be credited to an account under The Goodyear Tire & Rubber Company Deferred Compensation Plan for Executives.

9. Any notice to you under this Grant Agreement shall be sufficient if in writing and if delivered to you or mailed by registered mail directed to you at the address on record in the Executive Compensation Department. Any notice to the Company under this Grant Agreement shall be sufficient in writing and if delivered to the Executive Compensation Department of the Company in Akron, Ohio, or mailed by registered mail directed to the Company for the attention of the Executive Compensation Department at 1144 East Market Street, Akron, Ohio 44316-0001. Either you or the Company may, by written notice, change the address.

PAYOUT SCALE

Net Income (50%)
200[ ] 200[ ] 200[		] Cumulative		Unit Value
$200

$150

$100

$0-$99

Total Cash Flow (50%)

200[ ]	200[ ]	200[ ]	Cumulative	Unit Value

$200

$150

$100

$0-$99